Exhibit 99.1

Elevai Labs Acquires Exclusive License to Two Myostatin Muscle Loss Prevention Assets with Plan to Develop in Combination with GLP-1 Obesity Treatments

•	Agreement adds two drug candidates to product pipeline consisting of (i) “EL-22”, a clinical stage engineered probiotic expressing myostatin, and (ii) “EL-32”, a preclinical engineered probiotic expressing dual myostatin & activin-A.

•	Exclusive license covers global rights excluding South Korea.

•	Clinical and preclinical data supports advancing EL-22, a novel investigational myostatin asset for the treatment of obesity for an investigational new drug “IND” application in 2025. EL-22 has demonstrated significant increase in body weight and restored muscle damage in preclinical mouse models, suggesting potential as a combination to glucagon-like peptide-1 “GLP-1” products to treat obesity.

NEWPORT BEACH, Calif., May 1, 2024 (GLOBE NEWSWIRE) -- ELEVAI LABS, INC. (NASDAQ: ELAB) (the “Company”), today announced that it has entered into an exclusive licensing agreement with MOA Life Plus Co., Ltd., (“MOA”) a South Korean corporation, with the aim to develop and commercialize two novel assets for the treatment of obesity and muscle loss prevention.

The licensed assets include EL-22, a clinical stage engineered probiotic expressing myostatin, and EL-32, a preclinical engineered probiotic expressing dual myostatin & activin-A. EL-22 has completed a Phase 1 clinical trial in South Korea, demonstrating it was generally well tolerated and safe in healthy volunteers. Elevai intends to evaluate EL-22 for efficacy and safety in combination with popular weight-loss therapeutics currently on the market, with the goal of decreasing fat mass while preventing the muscle wasting that commonly occurs with weight-loss drugs.

“This license agreement represents a transformational and strategic milestone for Elevai,” said Jordan R. Plews, PhD, Co-Founder and Chief Executive Officer of the Company. “The adoption and use of other GLP-1 drugs has resulted in rapid weight loss and increases the desire for related aesthetic procedures linked to the side effects from these drugs, including significant unwanted muscle loss. We see the licensing of these two assets as an opportunity to provide an unmet need and expand into a large and growing multi-billion-dollar market.”

According to the CDC, 42% of adults suffer from obesity and could benefit from weight loss medication. Approved popular GLP-1 drugs such as Ozempic® (semaglutide), Wegovy® (semaglutide) or Mounjaro® (tirzepatide) are expected to lead the anti-obesity market to $100 billion by 2030, according to Goldman Sachs Research. However, there remains a significant challenge as weight loss from the approved GLP-1 medications also results in collective loss of fat mass and lean muscle mass, which is critical for metabolism, strength, and mobility.

Based on preclinical data, Elevai believes that the assets it has licensed have the potential to significantly improve the standard of care for the treatment of obesity in combination with GLP-1 by preserving muscle mass while decreasing fat mass. The Company plans to make an IND submission in 2025 and to initiate clinical trials in the U.S. to evaluate the probiotic approach of EL-22 and EL-32 in combination with one or more GLP-1 receptor agonists in obesity.

“Myostatin is a clinically validated target that has demonstrated potential in muscle mass and strength building and is currently being tested in combination with GLP-1 weight loss drugs,” said Dr. Tim Sayed, Chief Medical Officer of Elevai. “With our new additions, we believe that we have a differentiated, oral approach as compared to other myostatin strategies being tested in obesity. Our approach induces mucosal immunity through the body’s own anti-myostatin antibodies, which could have an important role in addressing the unmet medical need of obese patients, who need to preserve muscle while losing weight.”

Under the terms of the license agreement, the Company obtained global rights outside of South Korea to develop and commercialize the assets in exchange for upfront cash and equity consideration. MOA is also eligible to receive milestone payments based upon the achievement of certain of the Company’s development and sales milestones, and royalties on net sales of certain royalty-bearing products sold by Elevai and its affiliates or sublicensees.

About Elevai Labs

Elevai Labs, Inc. (NASDAQ: ELAB) is a medical aesthetics company developing cutting-edge physician-dispensed skin care applications. The Company solves unmet needs in the medical aesthetics space through a combination of cutting-edge science-driven and next-generation consumer applications. Elevai Labs develops topical aesthetic skin care cosmetic products for the physician-dispensed market, with a focus on leveraging a proprietary stem cell exosome technology. For more information visit www.elevailabs.com.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “believes,” “expects,” “plans,” “potential,” “would” and “future” or similar expressions such as “look forward” are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Elevai’s expectations regarding its growth, strategy, progress and the design, objectives and timing of its clinical trials for EL-22; and the potential of EL-22 to treat obesity without an associated loss of muscle, both as a monotherapy and in combination with GLP-1 receptor agonists. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Elevai’s limited operating history and historical losses; Elevai’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Elevai’s dependence on the success of its product candidates EL-22 and EL-32; that Elevai may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Elevai’s ability to obtain, maintain and protect its intellectual property; and Elevai’s dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in Elevai’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 29, 2024, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media & Product Contact:
Brenda Buechler, CMO
contact@elevailabs.com

Investor Relations Contact:
Tyler Troup, Circadian Group IR
IR@elevailabs.com